AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 4th day of December 2009, between Harleysville Management Services LLC (“HMS”), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438, and Donna M. Coughey (“Executive”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, on May 20, 2008, Executive entered into a one year employment agreement with HMS effective December 5, 2008 (“Employment Agreement”); and

WHEREAS, the parties would like to extend the Employment Agreement for up to six (6) months;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.	Paragraph 2 of the Employment Agreement shall be amended to read:

2 .
Duties of Executive.  Executive shall perform and discharge well and faithfully such duties as Executive Vice President as assigned by the President of HNC or the Board of Directors of HNB as they may from time to time authorize and shall continue to assist HMS with management of consumer credit, integration of the retail bank into First Niagara Financial Group Inc., customer relations with former Willow Financial Bank customers, and shareholder relations.

2.	Paragraph 3 of the Employment Agreement shall be amended to read:

3.
Term of Agreement.  This Agreement shall commence on the Effective Date (as defined in the Merger Agreement) and shall continue for up to six (6) months after December 5, 2009.   Upon the expiration or termination of this Agreement for any reason, HMS, HNC, and HNC Bank or any of their subsidiaries or affiliates shall have no further obligations under this Agreement other than payment of any earned but unpaid compensation.

3.	All provisions of the Employment Agreement not specifically modified or amended by this Amendment shall remain in force and continue in effect pursuant to their terms.

4.	The Employment Agreement and this Amendment may be terminated and canceled at any time upon the request of Harleysville National Bank’s or Harleysville National Corporation’s regulators.

5.	The Amendment shall be effective as of the day and year first written above.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ATTEST:                                                                           HARLEYSVILLE MANAGEMENT
                SERVICES, LLC

/s/ Jo Ann M. Bynon                                                        By:           /s/ Paul D. Geraghty
               Paul D. Geraghty
               President and Chief Executive Officer

WITNESS:                                                                       EXECUTIVE

/s/ Donna M. Coughey
/s/ Jo Ann M. Bynon                                                                          Donna M. Coughey